CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Composite Technology Corporation (the “Company”) of our report dated December 21, 2006 (which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern), relating to our audit of the consolidated financial statements, the financial statement schedules, and internal control over financial reporting, appearing in the Annual Report on Form 10-K of Composite Technology Corporation for the year ended September 30, 2006.

Our report dated December 21, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of September 30, 2006, expressed an opinion that Composite Technology Corporation had not maintained effective internal control over financial reporting as of September 30, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also consent to the reference to our firm under the captions "Experts" in the Prospectus,

/s/ Singer Lewak Greenbaum & Goldstein LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
July 16, 2007